WASTEWATER SERVICES AGREEMENT
Northern Sussex Regional Water Recycling Complex

This agreement is made this 30th day of June, 2008, among Artesian Utility Development, Inc., a Delaware Corporation (“Artesian”) and Northern Sussex Regional Water Recycling Complex, LLC, a Delaware limited liability company, (the “Developer”) (the “Agreement”).

In consideration of the mutual promises made and herein set forth:

WHEREAS, Developer has entered into an agreement for the purchase of a parcel of approximately 75 acres to be subdivided from the property known as Sussex County Tax Parcel 235-06.00-028.00 (the “Treatment Site”);
WHEREAS, the Developer holds a conditional use permit from Sussex County for the right and ability to use the Treatment Site as a regional wastewater treatment facility;
WHEREAS, Artesian and Developer desire to design, construct and operate a regional facility capable of treating and disposing of up to 12 million gallons per day (“MGD”) of wastewater from surrounding communities or governmental entities; and
WHEREAS, Developer intends to enter into agreements with Citizens Bank (the “Lender”) to secure a $10 million line of credit (the “Loan”) dedicated to and for construction of a wastewater treatment facility.
WHEREAS, Artesian provides design, building and operational services for wastewater systems in Delaware,
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, the Developer and Artesian, intending to be legally bound hereby, do hereby agree as follows:

1.0 Wastewater Treatment Facility
The Northern Sussex Regional Water Recycling Complex will be designed as a wastewater treatment facility capable of treating up to 12 MGD of domestic wastewater utilizing current technologies, including, but not limited to, lagoon treatment and storage, membrane filtration and other mechanical treatment options (the “Treatment Facility”).  The treatment utilized shall assure compliance with all permits, Delaware Department of Natural Resources Environmental Control (“DNREC”) regulations and Environment Protection Agency (“EPA”) regulations.

The Treatment Facility will be constructed in several phases to meet demand projections for the ensuing five-year period.  The Developer shall be financially responsible for the first phase of the facility, as hereinafter described.

1.1     Design and Permitting
Artesian shall design and obtain permits for a 12 MGD wastewater treatment facility, including collection, treatment, storage and disposal.
The Scope of Work for the design and permitting shall include:
a.)A preliminary meeting to discuss treatment equipment and disposal options and to determine the type of facility that is most cost effective and meets the project needs.
b.)Preparation of construction plans and technical specifications for the wastewater treatment and disposal facilities designed by a Class “C” designer.  This includes civil, mechanical and electrical design.
c.)Preparation and construction plans and technical specifications for an economically engineered phased approach of the treatment and disposal facilities.  The amount of treatment to be supplied in the first phase shall be two hundred thousand (200,000) gallons per day or as mutually agreed.
d)Application for the DNREC permit to construct the wastewater treatment facility and disposal system.  Artesian will submit all plans and specifications described above and respond to changes or comments provided by DNREC as necessary.
e)Application for all building permits from Sussex County and other regulatory agencies.

1.2     Construction
Developer shall enter into an agreement with Artesian for the construction of the first phase of the treatment facility.  The wastewater treatment and disposal system shall be constructed to meet all applicable State of Delaware, DNREC and Sussex County effluent standards in effect on the date of this agreement and, otherwise, to conform to good engineering practices.
Services provided will include:
a.)Review construction bids for the treatment and disposal facilities.
b.)Selection and management of the subcontractor(s), including on-site inspections.
c.)Preparation of a Plan of Operations and Management for the facilities as required by DNREC.
d.)Submit copies of the O&M manual to DNREC for review and provide six (6) copies of the final plan.
e.)Review marked-up drawings prepared by the contractors to record field changes made during construction.  Prepare record drawings by modifying design drawings to include Contractor modifications.
f.)Submit copies of the Record Drawings to DNREC.

1.3     Design Build Service Agreement

1.3.1     Design and Permit.
Developer shall enter into an agreement with Artesian to design and obtain the permit to construct the Treatment Facility.  The agreement shall include customary and reasonable terms and conditions at competitive prices that may be found with other engineering firms.  The fee will be cost plus twenty-five percent (25%) and will include all materials and labor necessary to obtain all required permits to construct the Treatment Facility.

1.3.2     Construction.
The Treatment Facility will be built in phases.  The Developer, or his assignee (Site Developer or Homebuilder), will pay for the first phase. Artesian, as the construction manager, will be entitled to a fee equal to 20% of all direct cost to the project including any on-site engineering and inspection.

2.0     Developer Compensation.

2.1     Construction Reimbursement.
Artesian will reimburse Developer for the construction of phase 1 of the Treatment Facility through customer connection fees.  The connection fee will be split 40% to Artesian and 60% to developer until the Developer’s investment in the design, treatment, storage and disposal facilities are reimbursed.

Artesian shall calculate the portion of connection fees accruing to the benefit of the Developer by the 15th calendar day following the end of the month.  That amount, and no more, shall be remitted to the lender charged with administering the debt associated with the construction of Phase 1 of the Treatment Facility until the debt and interest associated with the debt has been fully repaid.

2.2     Additional Compensation.
Artesian will also provide additional compensation to Developer based on the following conditions and accommodations, beginning with the execution of this agreement.

2.2.1     Land.
Artesian shall remit to Developer $300,000 beginning with the execution of this agreement and for the ensuing nine (9) year anniversary of this agreement in compensation for the Treatment Site and contract for the option to purchase the additional land associated with the Treatment Site.  Artesian and Developer agree that these payments do not compensate Developer for the entire investment in the land, but further agree that the payments made under Sections 2.2.2 and 2.2.3 reimburse Developer for the remaining investment in the Land as well as the business development incentive.

2.2.2      Business Development – Future Incentive Payments.
In addition to the compensation to the Developer pursuant to Section 2.2.1, Artesian shall provide future payments to the Developer as described in Schedule A.  Such future payments shall only commence upon the completion of the construction of the Treatment Facility and commencement of operations.

3.0     Ownership and Operation of the Treatment Site and Facility.
3.1            Ownership: Phase 1
Developer shall retain ownership of the Treatment Site and Treatment Facility until Artesian has reimbursed Developer through connection fees and any underlying debt has been repaid.  Developer shall upon acquisition of the Treatment Site grant to Artesian an exclusive easement for the Treatment Site for a nominal consideration of Ten Dollars ($10).  Once the cost of the Treatment Site and Treatment Facility has been fully reimbursed, then Developer shall transfer all rights, title and interest (fee simple ownership) in the Treatment Site and Treatment Facility to Artesian or affiliates for a nominal fee of $10.  Developer may offer the Treatment Site and Treatment Facility as collateral for only those funds borrowed to purchase, design and construct the Treatment Site and Treatment Facility and interest accrued on funds borrowed.  Once the debt and accrued interest have been repaid Developer is prohibited from securing any debt with the use of the Treatment Site and Treatment Facility.

3.2 Operations.
Developer shall lease to Artesian Wastewater Management, Inc. (“Artesian Wastewater”) the Treatment Facility until at such time the fee simple ownership is transferred to Artesian.  Consideration for leasing the Treatment Facility is included in the additional compensation paid to Developer under Paragraph 2.2.2 of this agreement.  Artesian Wastewater will provide service, utilizing the Treatment Facility, to all mutually agreed upon customers connecting to the Treatment Facility, charging rates and collecting revenues as approved and adjusted from time to time by the Delaware Public Service Commission (“PSC”).

4.0     Developer Insolvency
4.1     Developer’s Insolvency
In the event Developer is unable to fulfill its obligations to repay outstanding debt or interest accruing thereto as a result of Developer’s insolvency then Artesian shall assume fee simple ownership of the Treatment Site and Treatment Facility along with any outstanding liens and debts associated with the property.

Further, in the event Artesian is required to act under this provision, then any additional compensation, pursuant to paragraph 2.2 herein, shall only be payable after fee simple ownership of the Treatment Site and Treatment Facility is transferred to Artesian and all debts and liens assumed as a result of this provision, have been fully satisfied and those liens discharged.  For purposes of this provision, full satisfaction of the debt shall occur only when connection fees sufficient to repay the debt and interest accrued, pursuant to the calculation in paragraph 2.1 herein, have been collected from new customers following enactment of this provision.  Artesian shall not be required to expedite any repayment in satisfaction of this provision.

4.2     Artesian’s Guaranty.
Notwithstanding any other provisions of this Agreement, Artesian agrees to absolutely, unconditionally and irrevocably guaranty, as a contract of suretyship, the Loan and any and all debts and other obligations as were mutually agreed upon by the parties which are incurred by Developer to acquire the Treatment Site and to construct the Treatment Facility as the same shall become due and payable, whether at or after maturity, or by acceleration on default or otherwise.  All loan documents with third party lenders shall include such guaranty provisions.  Any actual payment by Artesian to third party lenders shall be credited against Artesian’s obligations set forth in Sections 2.1 and 2.2., but shall not divest Developer of legal or equitable title to the Treatment Site or Treatment Facility except as otherwise set forth herein.  Artesian is granted a security interest in the Facility Site that is subordinate to third-party Lendors.

5.0     Developer’s Warranties, Representations and Covenants
Developer represents to Artesian that to its actual knowledge based upon its internal records and not to any attributed knowledge, that Developer is duly organized, validly existing, qualified and empowered to perform and comply with the terms of this Agreement.  Neither the execution and delivery of this Agreement nor its performance will conflict with or result in the breach of any contract or agreement to which Developer is a party or by which Developer is bound.  Developer has full authority and power to enter into and carry out the transactions contemplated by this Agreement, and this Agreement constitutes the valid and binding obligations of Developer, and is enforceable in accordance with its terms.

6.0     Artesian’s Warranties, Representations and Covenants
Artesian represents and warrants to Developer that it has full power and authority to enter into and carry out the transactions contemplated by this Agreement and this Agreement constitutes the valid and binding legal obligation of Artesian, enforceable in accordance with its terms.

7.0     General Matters
7.1     Term.
This agreement shall terminate 30 years from the execution date of this agreement, unless otherwise provided for elsewhere herein.

7.2      Approvals from Governmental Authorities.
Developer and Artesian agree that the transactions, design and construction of the Treatment Facilities are subject to various approvals, including but not limited to, the PSC and DNREC.  Developer and Artesian also recognize that there may be changes to permits or rates and connection fees charged to customers that may prohibit Artesian from satisfactorily fulfilling its obligations under this agreement.  If such events occur during the term of this agreement then Developer and Artesian agree to renegotiate the terms of this agreement in good faith to equitably address the required change.  The purchase of the Treatment Site, as provided in Section 2.2.1 of this agreement, shall not be subject to any such adjustment and shall remain in full force and effect.

7.3      Severability.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

7.4     Confidentiality.
a)The parties recognize and acknowledge that in the past, currently, and in the future each may have access to certain non-public confidential information of the other parties (including, without limitation, the terms and conditions of this Agreement) (collectively, “Confidential Information”), such as operational policies, pricing and cost policies, which are valuable, special and unique assets.  The parties agree that each will not disclose any Confidential Information to any person for any purpose or reason whatsoever, except (i) to the authorized representatives of a party who need to know information in connection with the transactions contemplated hereby, and (ii) to its own representatives, counsel and other advisors who first agree to the confidentiality provisions of this Section 7.3, unless (A) such information becomes known to the public generally through no fault of any party, or (B) disclosure is required by Law or valid legal process; provided, that prior to disclosing any information pursuant to this clause (B), a party shall, to the extent permitted by law or valid legal process, give prior written notice thereof to the other parties and provide the other parties with the opportunity to contest such disclosure.  In the event of a breach or threatened breach of the provisions of this Section 7.4 by a party, the other parties shall be entitled to an injunction restraining the other party from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting a party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

b)Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section 7.4, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties agree that, in the event of a breach of this Section 7.4 by a party, the covenant may be enforced by the other parties against the party in breach by any equitable remedy, including, without limitation, injunction, specific performance and restraining order, without the necessity of proving actual damages or posting a bond or other security.

c)This Section 7.4 shall survive the termination of, or closing under, this Agreement for a period of five (5) years.

7.5     Amendments and Waivers.
Any term of this Agreement may be amended, supplemented or modified only with the written consent of Artesian and Developer and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.6      Choice of Law; Venue.
This Agreement shall be governed by and construed under, and the rights of the parties determined, in accordance with the Laws of the State of Delaware (without reference to the choice of Law provisions of the State of Delaware).  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of Delaware.  Each party hereby irrevocably submits to the jurisdiction of any federal or state court located in State of Delaware (and any appellate court there from) over any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by Law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

7.7     Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Execution Page to Follow

IN WITNESS WHEREOF, the parties have duly executed, sealed and delivered this Agreement as of the date and year first above written.

Developer:
Witness:	NORTHERN SUSSEX REGIONAL WATER RECYCLING COMPLEX, LLC

___________________________      By: _________________________________ (Seal)Authorized Manager

Artesian:
Attest:                                                                 ARTESIAN UTILITY DEVELOPMENT, INC.

___________________________      By: _________________________________ (Seal)
Name: Dian C. Taylor
Title:   President

JOINDER

Darin A. Lockwood joins this Agreement for the purposes of guaranteeing the obligations of NORTHERN SUSSEX REGIONAL WATER RECYCLING COMPLEX, LLC. and the confidentiality provisions of Section 7.4.

Witness:

________________________________                                 ______________________________ (Seal)
                                                                                                            Darin A. Lockwood

STATE OF DELAWARE	)
) ss
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED that on this ______day of June, A.D. 2008, personally came before me, the Subscriber, a Notary Public of the State of Delaware, _________________________, Managing Member of NORTHERN SUSSEX REGIONAL WATER RECYCLING COMPLEX, LLC existing under the laws of the State of Delaware, party to this agreement, known to me as such, and acknowledged this agreement to be his act and deed and the act and deed of said L.L.C.; that the signature of the Managing Member thereto, is in his own handwriting and that his act of sealing, executing, acknowledging and delivering said agreement was duly authorized by the L.L.C.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Notary Public
                     Name:_________________________

                     Title:  _________________________

STATE OF DELAWARE	)
) ss
COUNTY OF _____________________	)

BE IT REMEMBERED that on this ______day of June, A.D. 2008, personally came before me, the Subscriber, a Notary Public of the State of Delaware, Darin A. Lockwood, residing in the State of Delaware, party to this agreement, known to me as such, and acknowledged this agreement to be his

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Notary Public
                     Name:_________________________

                     Title:  _________________________

STATE OF DELAWARE	)
) ss
COUNTY OF _____________________	)

BE IT REMEMBERED that on this      day of June, A.D. 2008, personally came before me, the Subscriber, a Notary Public of the State of Delaware, _______________, __________ of ARTESIAN UTILITY DEVELOPMENT, INC., a corporation existing under the laws of the State of Delaware, party to this agreement, known to me as such, and acknowledged this agreement to be his act and deed and the act and deed of said corporation; that the signature of the Vice President thereto, is in his own proper handwriting and that his act of sealing, executing, acknowledging and delivering said agreement was duly authorized by a resolution of the Board of Directors of said corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Notary Public
                     Name:_________________________

                     Title:  _________________________

SCHEDULE A
to the Wastewater Services Agreement

Business Development – Future Incentive Payments

1.	New Customers. [CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE COMMISSION].

2.	Municipalities and Private Wastewater Providers. [CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE COMMISSION].